Exhibit 17.2

Aug.10 ~~July 31~~, 2007
          RMG

To the Board of Directors of International Star:

I, Robert M. Glover, am giving notice of my resignation as a board member of International Star.

I feel that my position with Universal Environmental Technologies (U.E.T.) along with my position as a board member of International Star would be a conflict of interest.

Please accept my resignation effective today, Aug.10 ~~July 31~~, 2007
                                                                                           RMG

/s/ Robert M. Glover
Robert M. Glover
Director